UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report
September 8, 2008
(Date of earliest event reported)

WOLVERINE TUBE, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-12164	63-0970812
(Commission File Number)	(IRS Employer Identification No.)

200 Clinton Avenue West, Suite 1000
Huntsville, Alabama 35801
(Address, including Zip Code, of Principal Executive Offices)

(256) 353-1310
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Letter Agreement with Stephen L. Rudd

Effective September 8, 2008, Stephen L. Rudd, 57, commenced employment with Wolverine Tube, Inc. (the “Company”), as Senior Vice President, Strategic Marketing & Product Development of the Company. From 2003 until 2005, Mr. Rudd served as President of Cerro Wire & Cable. From 2005 until joining the Company, Mr. Rudd was a consultant in the equipment and automotive industries. There are no prior affiliations or relationships between Mr. Rudd or the Company or any of its affiliates.

The terms of Mr. Rudd’s employment are set out in a letter agreement (the “Letter Agreement”) between the Company and Mr. Rudd, which provides as follows:

Salary and Signing Bonus. Mr. Rudd’s annual base salary is $235,000 and he will receive a $20,000 sign-on bonus within 30 days of employment.

Annual Performance Incentive Plan. Mr. Rudd will be included in the Company’s Annual Performance Incentive Plan, with a 40% target performance level under the Plan.

Equity Incentive Grant. Mr. Rudd will be eligible for grants of stock options covering: 200,000 shares of common stock with an exercise price of $1.49 per share, 200,000 shares of common stock with an exercise price of $0.95 per share, and 240,000 shares of common stock with an exercise price of $0.74 per share, vesting ratably over a five-year period pursuant to the Wolverine Tube, Inc. 2007 Non-Qualified Stock Option Plan.

Restricted Stock. Mr. Rudd will receive a restricted stock grant of 20,000 shares, vesting ratably over five years.

Severance Payments. In the event of termination of Mr. Rudd, other than for cause, he will be entitled to a severance payment equal to one month for each month of service, up to a maximum of 12 months, of base salary at the time of severance.

The foregoing summary is qualified in its entirety by the full text of the Letter Agreement attached as Exhibit 10.1 hereto.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement between Wolverine Tube Inc. and Stephen L. Rudd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WOLVERINE TUBE, INC.

Date: September 12, 2008	By:	/s/ David A. Owen
David A. Owen
Its: Senior Vice President, Chief Financial Officer and Secretary